Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports 2009 Fourth Quarter and Annual Results

COLUMBUS, Ohio – March 3, 2010 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months and year ended December 31, 2009.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “The fourth quarter of 2009 was a turning point for PDSi. Not only did we deliver our first sequential quarter-on-quarter revenue growth in over a year, we also returned to operating profitability excluding the impact of nonrecurring items. We have dramatically reduced our cost structure and focused the entire organization on execution and growth in our Service and Product programs where our engineering and operational expertise are highly valued.”

Mr. Bair added, “We continue to add new customers in new markets while offering a broader line of products with higher PDSi content, and we have established a world-class services operation poised for profitable growth in 2010.”

Sales were $8.7 million for the 2009 fourth quarter, up $1.6 million, or 23%, versus the third quarter of 2009. “We have fundamentally changed our approach to the business,” added Timothy J. Harper, Chief Operating Officer, “and are already beginning to see the benefits of our changes with our fourth quarter results.”

Mr. Harper continued, “We have focused our organization on where we bring value to our customers, whether it’s designing and building products that meet our OEM customers’ specific requirements, or delivering service programs that allow our OEM customers to provide world class service and value.”

2009 Fourth Quarter Financial Results

Net Income (Loss)

The 2009 fourth quarter net loss of $0.4 million, or $0.05 per diluted share, includes several nonrecurring items with a net negative impact on reported income of $0.7 million, or $0.08 per diluted share. These items include $1.0 million of severance and other charges related to the implementation of the Company’s plan to focus on its core Service business and current product offerings, flatten its organizational structure, and reduce overhead costs; partially offset by a $0.3 million tax benefit associated with recent Federal tax law changes allowing a longer carryback of losses for application against previous years’ earnings. This compares to net income of $0.3 million, or $0.04 per diluted share, for the same quarter last year.

Sales

Total sales declined 46% to $8.7 million for the 2009 fourth quarter from $16.1 million for the same quarter a year ago. Fourth quarter Product sales declined 61% to $5.3 million in 2009 from $13.6 million in 2008. This decline was attributable to significantly lower sales to larger imaging, medical and telecommunications OEM customers. Service sales increased $0.8 million, or 34%, to $3.4 million for the 2009 fourth quarter, with higher U.S. sales attributable to the ramp of new programs partially offset by reduced levels of business in the APAC region.

Gross Profit

Gross profit declined 53% to $1.7 million for the 2009 fourth quarter from $3.6 million for the same quarter last year. This decline principally was due to lower sales, especially to PDSi’s larger customers. Gross profit margin decreased to 20% for the 2009 fourth quarter from 23% a year ago. The 2009 fourth quarter gross profit includes a nonrecurring inventory charge of $0.1 million related to the plan described earlier. Excluding this nonrecurring charge, margins were nearly flat despite the significant decline in total sales versus last year. This reflects PDSi’s emphasis on higher-contribution products and services, as well as operational efficiencies and management of overhead costs.

Operating Expenses

Operating expenses were reduced 20% to $2.4 million for the 2009 fourth quarter from $3.0 million a year ago, reflecting cost reduction actions taken over the past year to align expenses with anticipated sales revenue. The current year quarter includes $0.8 million in severance expenses discussed previously. Excluding this nonrecurring expense, operating expense was reduced 47% compared to a year ago.

Interest Expense

Interest expense for the 2009 fourth quarter declined 37% to $34,000 from $54,000 for the same quarter last year due to lower average debt outstanding. Debt outstanding was $2.4 million as of December 31, 2009 versus $5.4 million a year ago.

2009 Annual Financial Results

Net Income (Loss)

PDSi’s net loss for the year ended December 31, 2009 was $3.5 million, or $0.44 per diluted share, compared to a net loss of $0.4 million, or $0.05 per diluted share, for 2008. The 2009 loss includes a net negative impact of $2.5 for nonrecurring items during the year, including $0.7 million for the fourth quarter items discussed above, a $1.6 million non-cash deferred tax asset valuation allowance recorded in the 2009 third quarter, and $0.3 million in severance costs for staffing reductions taken in the first half of 2009. The 2008 net loss includes a net pre-tax negative impact of $0.9 million for nonrecurring items, including $0.7 million in inventory write-offs in the second quarter due to the aging of programs and reduced demand driven by a slowing economy, and $0.2 million for severance costs associated with staffing reductions during the year.

Sales

Total sales for 2009 were $35.6 million compared to $63.6 million in 2008. The decrease primarily was due to the impact of the weak global economy on demand for our OEM customers’ products, especially in the imaging, medical and telecommunications sectors. Product sales declined 53% to $24.5 million in 2009 from $52.7 million in 2008. Service Sales increased 2% to $11.1 million from $10.9 million the previous year.

Gross Profit

Gross profit for 2009 declined to $7.3 million from $12.2 million a year ago primarily due to lower Product sales. The decline in overall gross profit was partially offset by a 32% increase in gross profit from the Service segment due to increased revenue and improved operating efficiencies. PDSi’s overall gross profit margin for 2009 increased to 21% from 19% in 2008. The year-over-year comparison benefitted from the $0.7 million inventory valuation adjustment in the 2008 second quarter as compared to the $0.1 million charge taken in the fourth quarter of 2009.

Operating Expenses

Operating expenses for 2009 were reduced 20% to $9.9 million from $12.5 million in 2008, reflecting the cumulative impact of cost reduction actions taken primarily over the past year. Operating expenses in 2009 included $1.1 million in severance costs versus $0.2 million in 2008.

Interest Expense

Interest expense for 2009 declined 43% to $176,000 from $309,000 for the prior year due to lower average debt outstanding.

Recent PDSi Highlights

•

In recent months, PDSi has started shipments and/or ramped several significant service programs for new enterprise customers, contributing to the 38% growth in Service revenue in the recent fourth quarter compared to the first two quarters of 2009. This reflects the Company’s focus on the Service segment during 2009 and is consistent with its growth strategy.

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On November 5, 2009, PDSi announced the implementation of a plan to return to profitability in 2010 by focusing on growing PDSi’s Service business, continuing to support current product offerings, and focusing on customer-funded development of new computing products. The plan also included senior and mid-level management changes and staff reductions to flatten the organization structure and reduce overhead costs, and other measures to align operations with PDSi’s focused growth strategy.

•

Effective October 30, 2009, the Board appointed John D. Bair to the additional positions of President and Chief Executive Officer, management responsibilities he previously held from 1996 to 2006. Mr. Bair was one of the original founders of PDSI in 1989 and has served as Chairman of the Board since 1996. He will continue to serve as Chief Technology and Innovation Officer.

Conference Call

PDSi will host a conference call Thursday, March 4 at 11 a.m. Eastern Time. John D. Bair, President and Chief Executive Officer; Nicholas J. Tomashot, Chief Financial Officer; and Timothy J. Harper, Chief Operating Officer, will discuss the Company’s 2009 fourth quarter results and other business developments.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of services and products for the telecom, imaging, defense/aerospace, medical, semiconductor, industrial automation and IT markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With service centers in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

In addition to our service offerings, our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life computer products and unique, customer-centric solutions.

PDSi’s turnkey technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2009. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$323	$282
Accounts receivable, net of allowance for doubtful accounts of $232 and $135, respectively	5,932	11,550
Inventory, net	3,754	5,445
Prepaid expenses and other current assets	525	1,793

Total current assets	10,534	19,070

PROPERTY AND EQUIPMENT
Property and equipment, cost	5,899	5,776
Less accumulated depreciation and amortization	(5,038)	(4,717)

Total property and equipment, net	861	1,059

OTHER ASSETS
Goodwill	821	797
Other assets	359	367

Total other assets	1,180	1,164

TOTAL ASSETS	$12,575	$21,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$2,413	$5,408
Accounts payable	2,694	5,156
Accrued wages, payroll taxes and employee benefits	1,014	873
Unearned revenue	85	138
Other current liabilities	555	602

Total current liabilities	6,761	12,177

LONG-TERM LIABILITIES
Accrued other	226	221

TOTAL LIABILITIES	6,987	12,398

STOCKHOLDERS’ EQUITY
Common stock	5,769	5,769
Additional paid-in capital	1,912	1,797
Accumulated other comprehensive income (loss)	(29)	(57)
Retained earnings (deficit)	(2,064)	1,386

Total stockholders’ equity	5,588	8,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,575	$21,293

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share)

	Quarters Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$8,663	$16,089	$35,638	$63,645
Cost of sales	6,935	12,442	28,320	51,396

Gross profit	1,728	3,647	7,318	12,249
Operating expenses	2,393	2,977	9,927	12,453

Income (loss) from operations	(665)	670	(2,609)	(204)
Other expense
Interest expense	34	54	176	309

Income (loss) before income taxes	(699)	616	(2,785)	(513)
Income tax expense (benefit)	(309)	280	665	(152)

Net income (loss)	$(390)	$336	$(3,450)	$(361)

Basic and diluted earnings (loss) per common share	$(0.05)	$0.04	$(0.44)	$(0.05)

Basic and diluted weighted average common shares outstanding	7,825	7,825	7,825	7,806

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,450)	$(361)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	169	61
Inventory reserves	1,084	1,438
Depreciation and amortization	538	626
Loss on disposal of equipment	6	25
Provision for deferred income taxes	992	(374)
Share-based payment expense	115	121
(Increase) decrease in assets:
Accounts receivable	5,460	(726)
Inventory	612	1,944
Prepaid expenses and other assets	425	(33)
Income taxes receivable	(45)	(173)
Increase (decrease) in liabilities:
Accounts payable	(1,810)	(1,196)
Unearned revenue	(53)	1
Other current liabilities	85	(326)

Total adjustments	7,578	1,388

Net cash provided by operating activities	4,128	1,027

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(287)	(378)
Acquisition, net of cash received	—	(936)
Restricted cash	—	1,200

Net cash used in investing activities	(287)	(114)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(2,995)	3,823
Payment on short-term note payable	—	(4,000)
Net change in outstanding checks	(662)	(509)
Other	(147)	13

Net cash used in financing activities	(3,804)	(673)

EFFECT OF EXCHANGE RATE ON CASH	4	(12)

INCREASE IN CASH	41	228
Cash at beginning of period	282	54

Cash at end of period	$323	$282

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